Exhibit 99.1

Gastar Announces Results for the Third Quarter of 2008 and Provides Operational Update

HOUSTON--(BUSINESS WIRE)--November 10, 2008--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today reported financial and operational results for the three and nine months ended September 30, 2008.

Financial Results

Net income for the third quarter of 2008 was $3.0 million, or $0.01 per basic and diluted share, compared to a net loss of $5.5 million, or $0.03 per basic and diluted share, for the third quarter of 2007. The third quarter of 2008 included a $3.4 million, or $0.01 per share, unrealized natural gas hedging gain.

Net cash flow from operations for the third quarter of 2008 was $16.8 million, a 273% increase over $4.5 million for the third quarter of 2007. Net cash flow from operations for the first nine months of 2008 was $41.1 million, a 303% increase over $10.2 million for the first nine months of 2007.

Natural gas and oil revenues increased 28% to $12.5 million, excluding the unrealized hedging gain, for the third quarter of 2008, compared to revenues of $9.8 million for the third quarter of 2007. The increase in revenues was the result of a 44% increase in commodity prices, which was partially offset by an 11% decrease in production volumes, primarily in East Texas.

Average daily production was 20.2 MMcfe/d in the third quarter of 2008, compared to 22.5 MMcfe/d for the second quarter of 2008 and 22.7 MMcfe/d for the third quarter of 2007. Third quarter 2008 production was down from the prior periods due to the natural decline in production volumes, the temporary shut-in of five wells during recompletion operations and the fact that no new wells were completed during the third quarter of this year, as there were in both the prior periods.

During the third quarter of 2008, approximately 68% of our total natural gas production was hedged. The realized effect of hedging on natural gas sales was a decrease in revenues of $569,000, resulting in a decrease in the average price per Mcf received from $6.98 to $6.67, compared to an average realized price for natural gas of $4.65 per Mcf in the third quarter of 2007. The Company has approximately 55% of its remaining 2008 estimated natural gas production hedged and 41% of its 2009 estimated natural gas production hedged, as of September 30, 2008.

Lease operating expense (LOE) was $1.9 million, or $1.03 per Mcfe, for the third quarter of 2008, compared to $1.7 million, or $0.81 per Mcfe, for the third quarter of 2007. The increase in total LOE was due to an increase in ad valorem costs and lease operating costs due to additional wells in Texas and Wyoming. During the 2008 third quarter, expensed workover costs totaled $166,000, or $0.09 per Mcfe, as compared to $153,000, or $0.07 per Mcfe, for the same period in 2007.

Liquidity and Capital Budget

At September 30, 2008, we had cash and cash equivalents of $14.1 million. As a result of the turmoil in the credit markets and after completing a review of our capital programs for the next 15 months, we are reducing our previously announced capital spending by approximately $4.9 million for the fourth quarter and $30.1 for the year 2009. This capital plan consists of expenditures for the fourth quarter of 2008 of $11.2 million in East Texas, $6.4 million in the Marcellus Shale, $4.9 million in New South Wales, $400,000 in the Powder River Basin and an additional $4.7 million for capitalized interest and other capital costs. Capital expenditures for 2009 consist of $24.0 million in East Texas, $12.7 million in the Marcellus Shale, $28.9 million in New South Wales, $3.6 million in the Powder River Basin and an additional $18.7 million for capitalized interest and other capital costs. To supplement our cash flow and help fund this capital budget, we are seeking joint venture partners for the development of our properties, with immediate emphasis on securing a partner in our Marcellus Shale acreage, as well as the possibility of selected asset sales. If we are not successful in raising the additional capital required for our current plan, we may further reduce our drilling and development program. As the operator of our East Texas and Marcellus Shale properties, much of our budget can be adjusted at our discretion.

Operations Review and Update

For the three and nine months ended September 30, 2008, net production from the Hilltop area averaged 14.5 MMcfe per day and 17.2 MMcfe per day, respectively. Capital expenditures for the third quarter of 2008 in East Texas were approximately $20.7 million, including $3.5 million for the recompletion of five existing wells. During the third quarter, Gastar recompleted Bossier zones that were behind pipe in five wells; although it required that each well be temporarily shut in during the operation, this work substantially increased production rates in these wells at a nominal cost.

Currently, we are drilling one deep Bossier well, the Belin #1, (an offset to the Wildman #3) and one middle Bossier well, the Lone Oak Ranch #7, (an offset to the LOR #6). If successful, these wells are expected to begin producing natural gas close to year end. For the balance of 2008 and 2009, we will reduce our two-rig program in East Texas to one drilling rig focused on wells that provide high returns and early payouts. Our next well will be a Bossier well, with the location to be determined after review of the LOR #7 and Belin #1 results.

In the Marcellus Shale in northern West Virginia and southwestern Pennsylvania, we have now accumulated a total of approximately 42,000 net acres, and for the remainder of the year, we will focus on completing the acquisition of acreage that is currently under contract, as well as high grading our acreage as appropriate. While this unconventional shale play is developing and Gastar and other operators further evaluate the optimal development and production strategy for the play, we intend to continue to drill shallow wells, which will allow us to hold a portion of our leases with production. We expect to have drilled 10 shallow wells by year-end 2008 and another 13 shallow wells in 2009 at the cost of approximately $475,000 gross per well.

In New South Wales, Australia, the PEL 238 development project is moving forward successfully with our first production expected late in the first quarter of 2009. Our 20-corehole exploration and appraisal drilling program continues to confirm the presence of a thick Bohena coal seam to the south and east of the Bibblewindi pilot production area, with high permeability and very good gas content and composition. With our joint venture partner, we have now drilled six test coreholes and have initiated the testing of a third exploration and appraisal area that is 26 miles northeast of Bibblewindi by spudding the Ederoi #1 corehole well. This third area was identified by seismic data that indicates the presence of another thick coal seam sequence. In our Bibblewindi pilot production area, we plan to spud our first multilateral horizontal pilot well in the fourth quarter.

In the Powder River Basin, our average net production remained steady at approximately 5.5 MMcf/d. We participated in the successful drilling of three gross wells during the third quarter of 2008.

J. Russell Porter, Gastar's Chairman, President and CEO, stated, “We have continued to create substantial value in East Texas and New South Wales and are excited about the opportunities in our new Marcellus Shale play. In East Texas, we have been successful at enhancing the production volumes of certain wells and have further increased the already high return on investment by recompleting productive zones that were behind pipe. We expect our production in East Texas to increase about 15% to 20% from the third quarter to the fourth due to these recompletions and the new wells coming on late in the quarter.

“Our operations in New South Wales, Australia are proceeding well as we continue to delineate the broad extent and high quality of the coal seam on our large acreage position. We are also looking forward to commencing first production to generate electricity late in the first quarter of 2009,” Porter said.

“We believe that we have put together a sizable acreage position in an emerging play at affordable prices. Now that we have obtained our position in the Marcellus Shale, we are working to bring in a joint venture partner and start creating additional value through exploitation of those assets.”

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call on Tuesday, November 11, 2008 at 9:30 a.m. Eastern Time (8:30 a.m. Central Time), to discuss these results. To participate in the call, dial (303) 262-2137 at least 10 minutes before the start of the call and ask for the Gastar Exploration conference call. A replay will be available approximately two hours after the call ends and will be accessible through November 18, 2008. To access the replay, dial (303) 590-3000 and enter the pass code 11121484#.

The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Web, please visit Gastar’s Web site at least 10 minutes before the start of the call to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail at dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk coalbed methane and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier Sand gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s coalbed methane activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K and subsequent 10-Qs as filed with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

- Tables to Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands, except shares and per share data)
REVENUES:
Natural gas and oil revenues	$12,465	$9,775	$45,195	$25,246
Unrealized natural gas hedge income	3,432	-	1,506	-
Total revenues	15,897	9,775	46,701	25,246

EXPENSES:
Production taxes	340	256	1,083	770
Lease operating expenses	1,919	1,700	5,869	4,909
Transportation and treating	518	426	1,475	1,088
Depreciation, depletion and amortization	6,067	6,625	18,366	16,409
Impairment of natural gas and oil properties	-	-	-	28,514
Accretion of asset retirement obligation	86	77	250	215
Mineral resource properties	-	15	-	(108)
General and administrative expenses	3,190	3,193	11,529	13,504
Litigation settlement expense	-	-	-	1,365
Total expenses	12,120	12,292	38,572	66,666

INCOME (LOSS) FROM OPERATIONS	3,777	(2,517)	8,129	(41,420)

OTHER (EXPENSES) INCOME:
Interest expense	(913)	(4,100)	(4,898)	(11,781)
Investment income and other	163	1,084	1,467	2,219
Gain on sale of unproved natural gas and oil properties	-	-	-	38,872
Foreign transaction gain (loss)	(21)	7	(59)	9

INCOME (LOSS) BEFORE INCOME TAXES	3,006	(5,526)	4,639	(12,101)
Provision for income taxes	-	-	-	-

NET INCOME (LOSS)	$3,006	$(5,526)	$4,639	$(12,101)

NET INCOME (LOSS) PER SHARE:
Basic	$0.01	$(0.03)	$0.02	$(0.06)
Diluted	$0.01	$(0.03)	$0.02	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	207,098,570	207,098,570	207,098,570	201,389,892
Diluted	207,098,570	207,098,570	207,098,570	201,389,892

GASTAR EXPLORATION LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(in thousands)
Current Assets:
Cash and cash equivalents	$14,074	$85,854
Other	11,122	6,967
Total current assets	25,196	92,821
Total property, plant and equipment, net	247,584	157,120
Total other assets	10,995	11,809
Total Assets	$283,775	$261,750

LIABILITIES AND SHAREHOLDERS' EQUITY

Total current liabilities	38,129	29,405
Long-term debt, less current maturities	129,563	132,685
Other long-term liabilities	4,887	4,391
Total shareholders' equity	111,196	95,269
Total Liabilities and Shareholders' Equity	$283,775	$261,750

PRODUCTION AND PRICES

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Production:
Natural gas (MMcf)	1,849	2,085	6,291	4,696
Oil (MBbl)	1	1	4	7
Total (MMcfe)	1,856	2,092	6,315	4,736

Total (MMcfed)	20.2	22.7	23.0	17.3

Average sales prices:
Natural gas (per Mcf), including impact of realized hedging activities	$6.67	$4.65	$7.12	$5.29
Oil (per Bbl)	$111.49	$74.34	$104.58	$61.01

COMMODITY HEDGING AS OF OCTOBER 1, 2008

					Total of
				Notional	Notional				Production
		Derivative	Hedge	Daily	Volume	Floor	Ceiling		Area
Date	Period	Instrument (1)	Strategy	Volume	Remaining	Price	Price	Index	Hedged
				(MMBtu)	(MMBtu)	(MMBtu)	(MMBtu)
09/21/07	Cal 08	CC	Cash flow	2,000	184,000	$5.50	$7.50	CIG (3)	WY
12/12/07	Cal 08	CC	Cash flow	5,000	460,000	$6.75	$8.00	HSC (2)	TX
01/03/08	Cal 08	CC	Cash flow	5,000	460,000	$7.00	$8.88	HSC (2)	TX
01/18/08	Cal 08	CC	Cash flow	800	73,600	$6.00	$7.90	CIG (3)	WY
02/19/08	Cal 09	CC	Cash flow	5,000	1,825,000	$8.00	$9.30	HSC (2)	TX
04/24/08	Cal 09	CC	Cash flow	5,000	1,825,000	$9.00	$11.85	HSC (2)	TX

(1) CC = Costless collars.
(2) East-Houston-Katy - Houston Ship Channel.
(3) Inside FERC Colorado Interstate Gas, Rocky Mountains.

CONTACT:
Gastar Exploration Ltd.
Michael Gerlich, 713-739-1800
Vice President and CFO
mgerlich@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com